Exhibit 99.1

                                                         [EarthShell Corp. LOGO]

FOR IMMEDIATE RELEASE
CONTACTS:
                                                   Investor Inquiries:
          Vincent J. Truant                        Mark Bernhard
          EarthShell Corporation                   Capital Group Communications
          410-847-9420                             Info@CapitalGC.com
          www.earthshell.com                       415-332-7200
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                EARTHSHELL(R) CORPORATION BOARD CHAIRMAN RESIGNS

  Mr. Hodson To Focus on Expanded Responsibilities with E. Khashoggi Industries

SANTA BARBARA, CA, January 20, 2006- EarthShell Corporation (OTCBB: ERTH) announced today that one of its directors, Simon K. Hodson, has resigned as a director of EarthShell, effective immediately. Mr. Hodson has also been serving as chairman of the Board. Mr. Hodson has resigned in order to focus his efforts on his recent appointment as Chief Executive Officer of E.Khashoggi Industries, LLC (EKI). EKI is EarthShell Corporation's ("EarthShell") largest stockholder. EarthShell holds an exclusive license on a worldwide basis from EKI to commercialize patented material technology for the manufacture of foodservice disposable packaging. A new chairman of the Board will be elected at the next regularly scheduled meeting of EarthShell's Board of Directors and the corporate governance committee of the Board will initiate a search for a new director to fill the vacancy on the Board.

EarthShell Corporation is engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

For more information, please visit our web site at www.earthshell.com.

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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Annual Report on Form 10-K and other documents filed by the Company with the U.S. Securities and Exchange Commission.